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                                                                    EXHIBIT 99.1

SEPTEMBER 5, 2000


FOR IMMEDIATE RELEASE                       CONTACT:
                                            Deborah O'Halloran
                                            (612) 370-2767
                                            (800) 444-7884


                 KINNARD INVESTMENTS, INC. SHAREHOLDERS APPROVE
                                STOCKWALK MERGER


MINNEAPOLIS, September 5, 2000 - Kinnard Investments, Inc. (Nasdaq: KINN) today announced that its shareholders have approved the merger of Kinnard with a wholly owned subsidiary of Stockwalk.com Group, Inc (Nasdaq: STOK).

On June 5, 2000, Kinnard, R. J. Steichen & Company, and Stockwalk.com Group announced they would combine their securities brokerage and investment banking firms under the Stockwalk.com Group holding company. Steichen and Stockwalk completed their transaction on August 1, 2000. Kinnard officials commented that they expect the Kinnard/Stockwalk transaction to close on or about September 11, 2000. In the transaction Kinnard shareholders will receive for each share of Kinnard common stock $6.00 in cash and .7676 of a share of Stockwalk common stock.

Kinnard Investments, Inc., is a Minneapolis-based financial services holding company which serves the needs of retail and institutional clients by focusing on emerging growth companies in the Upper Midwest for its investment banking, research and market making activities, and by specializing in the origination and trading of corporate and municipal fixed income products. Kinnard has been in business since 1944 and employs approximately 275 employees across twelve offices in Minnesota, North Dakota and South Dakota.

Except for historical information contained herein, the matters set forth in this press release, including management's expectations regarding future growth and profitability, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. These potential risks and uncertainties include, among other factors, the volatile nature of financial markets and the securities industry, dependence on and competition for experienced personnel, and federal and state regulatory and legislative changes.